Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):

AST BlackRock Global Strategies Portfolio - Core Active(PRU-AA-CAB) iShares Barclays Credit Bond Fund (ISHCRED) iShares Barclays Intermediate Credit Bond Fund (ISHICRED) iShares Barclays Aggregate Bond Fund(ISHAGG)
BlackRock Funds, BlackRock Global Long/Short Credit Fund(BR-GC)


The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
09-18-2012

Security Type:
BND/CORP

Issuer
FISERV INC  (2022)

Selling
Underwriter
MERRILL LYNCH, PIERCE, FENNER & SMI

Affiliated Underwriter(s)
[x] PNC
[ ] Other:

List of
Underwriter(s)
Merrill Lynch,Pierce,Fenner & Smith
Incorporated, Wells Fargo Securities,LLC,
Mitsubishi UFJ Securities (USA),
Inc.,U.S. Bancorp Investments,Inc.,Credit
Suisse Securities (USA) LLC,SMBC Nikko
Capital Markets Limited,
SunTrust Robinson Humphrey,Inc, PNC Capital
Markets LLC,RBC Capital Markets,LLC, RBS
Securities Inc.,
TD Securities (USA) LLC,BMO Capital Markets
Corp. ,J.P. Morgan Securities LLC, The
Williams Capital Group,
L.P.,BB&T Capital Markets,a division of Scott
& Stringfellow,LLC,Comerica Securities,
Inc.,KeyBanc Capital Markets Inc.,The
Huntington Investment Company

Transaction Details

Date of Purchase
09-18-2012

Purchase
Price/Share
(per share / % of par)
$99.539

Total Commission, Spread or Profit
0.650%

1.	Aggregate Principal Amount Purchased (a+b)
$21,300,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$6,200,000

b. Other BlackRock Clients
$15,100,000

2.	Aggregate Principal Amount of Offering
$700,000,000

Fund Ratio  [Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.03042


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types
(see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] f the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[ ] YES
[x] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Abhishek Anchal
Date:
09-20-2012
Global Syndicate Team
Member




Approved by:
Yesenia Peluso
Date:
9-26-2012
Senior Global Syndicate
Team Member